Exhibit 5.1

OPINION OF COUNSEL

April 23, 2021

Dow Inc.

2211 H.H. Dow Way

Midland, Michigan 48674

Ladies and Gentlemen:

Reference is hereby made to the Registration Statement on Form S-8 being filed by Dow Inc. (the “Company”) with the U.S. Securities and Exchange Commission, relating to the registration of 50,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which are issuable pursuant to the Dow Inc. 2019 Stock Incentive Plan as amended (the “Plan”).

In rendering the opinions expressed below, I or a member of my staff have examined and relied upon: (a) the Amended and Restated Certificate of Incorporation of the Company and any and all amendments thereto; (b) the Amended and Restated Bylaws of the Company and any and all amendments thereto; (c) the Registration Statement on Form S-8; (d) certain resolutions of the Board of Directors of the Company; and (e) such other documents, corporate records and instruments as I have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.

In connection with this opinion, I have assumed the genuineness of all signatures on all documents examined by me and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications herein set forth, it is my opinion that:

1.	The Company is validly existing and in good standing under the laws of the State of Delaware; and

2.	The Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the terms set forth in the Plan, will be validly issued, fully paid and nonassessable.

I do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and I do not express any opinion as to the effect of any other laws on the opinion herein stated. This opinion is given as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to my attention or any changes in law which may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8 and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Amy E. Wilson
Amy E. Wilson
General Counsel and Corporate Secretary
Dow Inc.